As filed with the Securities and Exchange Commission on March 26, 2010
Registration No. 333-67641

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WESTERN SIZZLIN CORPORATION
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation or Organization)
86-0723400
(I.R.S. Employer Identification Number)
401 Albemarle Ave SE Roanoke, Virginia 24013
(Address of Principal Executive Offices) (Zip Code)
1994 INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN
(Full Title of the Plan)
Robyn B. Mabe Vice President and Chief Financial Officer Western Sizzlin Corporation 401 Albemarle Ave SE Roanoke, Virginia 24013
(Name and Address of Agent For Service)
(540) 345-3195
(Telephone number, including area code, of agent for service)

Copy to:

Steven Wolosky, Esq. Olshan Grundman Frome Rosenzweig & Wolosky LLP Park Avenue Tower 65 East 55th Street New York, NY 10022-1106 (212) 451-2300 _______________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

DEREGISTRATION OF UNSOLD SECURITIES

On November 20, 1998, Western Sizzlin Corporation, a Delaware corporation (the “Company”), filed a registration statement on Form S-8 (Registration No. 333-67641) (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) registering a total of 100,000 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), issuable under the Company’s 1994 Incentive and Nonqualified Stock Option Plan (the “Plan”).

On March 22, 2010, the Company held a special meeting of its stockholders.  At the special meeting, the Company’s stockholders approved a proposal to adopt that certain Agreement and Plan of Merger, dated as of October 22, 2009, among the Company, The Steak n Shake Company (“Steak n Shake”) and Grill Acquisition Corporation, a wholly-owned subsidiary of Steak n Shake (“Merger Sub”), pursuant to which Merger Sub is to merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Steak n Shake.  The Company’s common stock is expected to be delisted from the NASDAQ Capital Market in connection with the Merger, effective March 29, 2010, and the Merger is expected to be completed on March 30, 2010.  The Merger is subject to the satisfaction or waiver of certain other customary closing conditions.

In accordance with the undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Company hereby removes from registration the securities that are registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roanoke, state of Virginia, on the 26th day of March, 2010.

WESTERN SIZZLIN CORPORATION

By:	/s/ Robyn B. Mabe
Name:	Robyn B. Mabe
Title:	Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the registrant’s Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	CAPACITY	DATE
/s/ Sardar Biglari	Chief Executive Officer and Chairman	March 26, 2010
Sardar Biglari	(Principal Executive Officer)
/s/ Robyn B. Mabe	Chief Financial Officer	March 26, 2010
Robyn B. Mabe	(Principal Financial Officer)
/s/ Philip L. Cooley	Vice Chairman	March 26, 2010
Philip L. Cooley
/s/ Titus W. Greene	Director	March 26, 2010
Titus W. Greene
/s/ Jonathan Dash	Director	March 26, 2010
Jonathan Dash
/s/ Kenneth R. Cooper	Director	March 26, 2010
Kenneth R. Cooper
/s/ Martin S. Fridson	Director	March 26, 2010
Martin S. Fridson